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                                                                    EXHIBIT 12.1


DELTA AIR LINES, INC.
STATEMENT REGARDING COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES (In millions, except ratios)


                                                         --------    --------    --------    --------    --------
                                                          2004 (1)    2003 (1)    2002 (1)    2001 (1)     2000
                                                         --------    --------    --------    --------    --------
Earnings (loss):
  Earnings (loss) before income taxes and cumulative
  effect of accounting change                            $ (3,992)   $ (1,189)   $ (2,002)   $ (1,864)   $  1,549

Add (deduct):
  Fixed charges from below                                  1,504       1,448       1,340       1,204       1,079
  (Income)/loss from equity investees                          --         (14)        (41)         12         (59)
  Distributed income of equity investees                       --          44          40          70          32
  Interest capitalized                                        (10)        (12)        (15)        (32)        (45)
                                                         --------    --------    --------    --------    --------

Earnings (loss) as adjusted                              $ (2,498)   $    277    $   (678)   $   (610)   $  2,556

Fixed charges:
   Interest expense, including capitalized amounts and   $    834    $    769    $    679    $    543    $    427
     amortization of debt costs
   Preference security dividend                                19          25          24          22          22
   Portion of rental expense representative of the
     interest factor                                          651         654         637         639         630
                                                         --------    --------    --------    --------    --------

Total fixed charges                                      $  1,504    $  1,448    $  1,340    $  1,204    $  1,079

Ratio of earnings to fixed charges                          (1.66)       0.19       (0.51)      (0.51)       2.37

(1) Fixed charges exceeded our adjusted earnings (loss) by $4.0 billion, $1.2 billion, $2.0 billion and $1.8 billion for the years ended December
       31, 2004, 2003, 2002 and 2001, respectively.